EMPLOYMENT AND COMPENSATION AGREEMENT




This EMPLOYMENT AND COMPENSATION AGREEMENT ("Agreement") is made as of the 20th day of January, 1999, by and between ALLSTATE FINANCIAL CORPORATION, a Virginia corporation, having its principal place of business at 2700 South Quincy Street, Suite 540, Arlington, Virginia 22206 (the "Company"), and Charles G. Johnson, an individual having a residence at 11 Harleston Green, Hilton Head, SC 29928 (the "Employee"). The Company and the Employee in consideration of the mutual premises contained herein, mutually agree as follows:


1. Employment. The Company employs the Employee and the Employee agrees to serve the Company as President and Chief Executive Officer of the Company. It is intended that the Employee shall serve as a member of the board of directors of the Company (the "Board"). The Employee shall devote the Employee's full business time and best efforts to Company business. Employee shall perform such other duties commensurate with the Employee's position as may be specified from time to time by the Chairman of the Board or the Board.

2. Term. The initial term of this Agreement shall commence on the date set forth above, and shall end at the close of business on December 31, 2001, (the "Term"). Notwithstanding the foregoing, commencing on January 1, 2001, the Term shall extend one day at the end of every day during its length, and the new closing date of the term shall be that additional day, unless either party shall notify the other of its intention to stop such extensions, in which case the closing date of the Term shall be one year from the date of such notice.

3. Salary. During the Term, the Company shall pay to the Employee a base salary at a rate of One Hundred Eighty Five Thousand dollars ($185,000) per annum, which amount may be increased from time to time at the discretion of the Board.
4. Benefits and Other Compensation. The Company shall provide the Employee with the following additional compensation during the Term:

(a) Subject to meeting eligibility provisions, any and all existing and future general Employee benefit plans, including without limitation, medical, health, life and disability insurance, pension and profit sharing plans, now or hereafter granted by the Company to the employees of the Company as a group, or to the executive officers of the Company as a group, shall be granted to the Employee. If a disability insurance plan is not provided to all employees, the Company will provide a reasonable substitute for Employee.


(b) An annual management incentive bonus to be paid to Employee at the discretion of the Board of Directors of the Company in an amount up to 100% of Employee's then current base annualized salary, predicated on the achievement of the company's business plan. Such bonus shall be paid in a combination of Company stock and cash, with the cash portion to be at least 50% unless the Employee elects a lesser amount be paid in cash. Bonus for any calendar year shall be deemed fully accrued as of December 31 of the applicable year (or, if later, the date of the Board determines the amount of such bonus) and shall be paid no later than March 31 of the following year.

(c)               Receipt of an automobile allowance of $500 per month.

(d)                 Employee  shall receive on the date of execution of
                    this Agreement, options (which shall be incentive stock options within the meaning of Section 422 of the Internal
                    Revenue Code of 1966, as amended) under the Allstate Financial Corporation Stock Option Plan (a copy of which has been provided to Employee) (the "Plan") to purchase 30,000 shares at a price equal to $6.50 and 30,000 shares at a price equal to the higher of (i) $4.00, or (ii) the average trading price of such shares over the five (5) trading days immediately preceding the date of issuance of such options (according to the NASDAQ). All 60,000 share options shall be exercisable upon issuance. Said options will expire on the earlier of (i) seven years from the date of issuance or (ii) in connection with any termination of Employee's employment, the date provided under the terms and provisions of the Plan or subparagraph 9(c) hereunder.

(e) Interim housing expense reimbursement prior to Employee's permanent relocation to the Company's headquarters office location. Such housing expenses shall be limited to $15,000.

(f) Reimbursement for the movement and short term storage (if necessary) of household goods from Employee's residence to the Company's headquarters location. Such moving expenses shall be limited to $10,000.

(g) Housing and moving reimbursements provided for in subparagraphs 4(e) and 4(f) shall be "gross-up" to provide tax equalization of any taxable income interpreted by Federal, State, or local taxing authorities as taxable income.

5. Reimbursement. Bona fide business expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder shall be reimbursed by the Company. Such allowances shall, without limitation, include expenses such as travel, meals, hotels, telephone, telegraph, postage and other normal and customary business expenses.


6. Commercial Finance Association. During the Term of this Agreement, Company shall continue to be a member in good standing of the Commercial Finance Association ("CFA"), the trade association of secured lenders and factors, and Employee shall serve as the Company's Director Representative to CFA. Employee's involvement in CFA activities may include serving as an Officer, Director, Committee Member, Committee Chairman, President and Chairman of CFA. During the Term, while Employee holds national office as a member of the Management Committee of CFA, Company shall support and encourage Employee to fulfill the duties of such CFA offices by providing reimbursement to the Employee for bona fide travel and entertainment expenses incurred in conjunction with CFA activities up to $25,000 annually.


7. Vacation. During the term, Employee shall be entitled to four (4) weeks paid vacation per year. The dates of any vacation periods shall be arranged in order that such vacation days shall not materially hinder the normal functioning of the Company's business activities.

8.       Trade Secrets; Non-Competition:

                    (a) In the course of the Employee's employment, the Employee will have access to confidential records, data, pricing information, lists of clients and prospective clients, lists of vendors, books and promotional literature, leases and agreements, policies and similar material and information of the Company or used in the course of its business (hereinafter collectively referred to as "Confidential Information"). All such Confidential Information which the Employee shall use or come into contact with shall remain the sole property of the Company. The Employee will not, directly or indirectly, disclose or use any such Confidential Information, except as required in the course of such employment. The Employee shall not for a period of one (1) year following the end of the Term, disclose or use in any fashion any Confidential Information of the Company or any of its subsidiaries or affiliates, whether such Confidential Information is in the Employee's memory or embodied in writing or other physical form, provided, that the foregoing requirements shall not apply to any information (i) that (prior to disclosure by the Employee) has been disclosed by the Company or any third party or (ii) that Employee discloses (A) to any branch, agency or regulatory authority of any federal, state or local government to comply with any statute, regulation, rule, order or ordinance or (B) to any federal, state or local court, tribunal or other adjudicatory body in connection with any suit, claim or question arising before such court, tribunal or other adjudicatory body or otherwise.

                  In the event of a breach or a threatened breach by the Employee of the provisions of this subparagraph (a), the Company shall be entitled to an injunction restraining the Employee from disclosing any of the aforementioned Confidential Information. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee. Subject to subparagraph (c) below, this provision shall survive the termination of this Agreement.

                    (b) The Employee further agrees that, during the Term (or, if the Employee's employment is terminated prior to the end of the Term (whether by the Company or the Employee), during the period prior to such termination, and for a period of one (1) year thereafter, the Employee will not, except with the prior written consent of the Board of Directors, (i) be employed as an employee, consultant, officer or director, by any other commercial finance or factoring company, (ii) solicit any business from or have any business dealings with, either directly or indirectly or through corporate or other entities or associates, any client of the Company, or (iii) initiate any action, either directly or indirectly or through corporate or other entities or associates, that would reasonably be expected to encourage or to induce any employee of the Company or of any subsidiary or affiliate of the Company to leave the employ of the Company or of any such subsidiary or affiliate. The Employee specifically acknowledges the necessity for this subparagraph (b), given the nature of the Company's business. The Employee agrees that the Company shall be entitled to injunctive relief in the event of a breach of the provisions of this subparagraph (b), the legal remedies being inadequate to fully protect the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach, including the recovery of damages from the Employee. Subject to subparagraph (c) below, this provision shall survive the termination of this Agreement.

                    (c) In the event of a Business Combination or Change of Control (as defined below) involving the Company (whether or not the Company's Board of Directors recommends such Business Combination or Change of Control for approval by the Company's shareholders), subparagraphs (a) and (b) of this Paragraph 8 shall, at the time such Business Combination or Change of Control is consummated, but only in the event Employee's employment is terminated or the employee's Salary, Benefits and Other Compensation and/or duties and responsibilities are substantially reduced and/or changed in connection therewith under the terms of subparagraph 9(c) below, be null and void and of no further force or effect. For purposes of this Agreement, "Business Combination" shall mean (i) a merger, a consolidation or any other business combination of the Company with any non-affiliated party, (ii) the disposition of all or substantially all of the securities, business or assets of the Company or (iii) a joint venture, reorganization or other transaction (or series of transactions) as a result of which all or substantially all of the business or assets of the Company are transferred, with or without a Change of Control, or any other similar corporate combination or transaction (or series of related transactions). For purposes of this Agreement, a "Change of Control" shall mean a transaction (or series of transactions) or other event (or series of events) that results in the acquisition of a Controlling Interest in the Company by a person or entity (or group of persons and/or entities) that did not have a Controlling Interest in AFC prior to such transaction (or series of transactions) or event (or series of events). As used in the preceding sentence, the term "Controlling Interest" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event, any person or entity (or group of persons and/or entities) which beneficially acquires, directly or indirectly, 25% or more (in number of votes) of the securities having ordinary voting power for the election of directors of the Company shall be conclusively presumed to have a Controlling Interest in the Company. This provision shall be construed so that if a Business Combination or Change of Control (as defined herein) occurs on more than one occasion, the terms and provisions of this Agreement shall apply to the most recent Business Combination or Change of Control.

9. Payments Upon Termination. The Company shall pay to the Employee upon termination of employment during the Term, as follows:

                         (a) If  the  Employee's  employment  is  terminated  by
                    death, the Company shall continue to pay and provide to the estate of the Employee for a period equal to three months, Employee's then applicable base salary pursuant to the provisions of Paragraph 3 for such period, in semi-monthly installments. In addition, the Company, as soon as reasonably possible, but not past the end of the fiscal year of the death of the Employee, shall also pay to the estate of the Employee (on a pro rata basis up to the date of the Employee's death) the Benefits and Other Compensation otherwise due and unpaid to the Employee as of the date of, or in connection with, the Employee's death, pursuant and subject to the provisions of subparagraphs 4(a), 4(b) and 4(c) herein. In addition, the Board will consider in good faith the payment of an incentive bonus for the calendar year in which the termination occurs, taking into account the portion of the year completed prior to such termination, the Company's performance for the year, and the Employee's contributions to that performance.

                         (b) In the event the Employee's employment is terminated because of permanent disability (as defined below), then following such termination the Company shall continue to pay and provide to the Employee for a period equal to six months, the Employee's then applicable salary for such period in semi-monthly installments, pursuant to the provisions of Paragraph 3 herein, and the Benefits and Other Compensation for such period as if the Employee were still employed to be paid not later than the last day of such period under subparagraphs 4(a), 4(b) and 4(c) herein. In addition, the Board will consider in good faith the payment of an incentive bonus for the calendar year in which the termination occurs, taking into account the portion of the year completed prior to such termination, the Company's performance for the year, and the Employee's contributions to that performance. As used herein, the Employee shall be deemed to be permanently disabled in the event that the Employee has not been able (due to mental or physical illness or incapacity) to render services required by this Agreement for a period of ninety (90) consecutive days. Any salary payments to be made by the Company under the provisions of this subparagraph (b) are to be offset by payments, if any, made to the Employee under any disability insurance plan maintained by the Company.

(c) In the event the Employee's employment is terminated (i) by the company other than for the Cause, or (ii) by the Employee for Good Reason, as defined in Section 9(d) below, the Employee shall receive:

(1) a lump sum payment, payable within thirty (30) days following such termination without discount, equal to the Employee's then current base salary otherwise payable through the later of the end of the Term, or one year;

(2) continuation of the benefits described in Paragraphs 4(a) and 4(c) above for a period of one year following termination of employment (provided that if the Company cannot continue the Employee's participation under the terms of any applicable plan it shall pay the employee an amount equal to the cost the Company would have incurred in providing such participation);

(3)               any declared but unpaid bonus for any prior calendar year, and

(4) bonus, for the year in which such termination occurs, in an amount no less than the bonus declared or paid, as the case may be, for the prior year, pro-rated to reflect the number of weeks in which the Employee was employed in the calendar year of termination, such bonus to be paid within thirty (30) days following such termination.

(d) For this purpose Good Reason shall mean:


(i) any material breach of this Agreement by the Company at any time, including (A) loss of the Employee's position as President and Chief Executive Officer,
                           (B) failure to elect, or re-elect the Employee as a member of the Board, (C) breach of the provisions of Paragraph 6, or (D) attempted reduction in Employee's Salary, Benefits and Other Compensation.


(ii) failure of the Company to obtain the agreement of any successor to perform this agreement at least ten (10) days prior to a Business Combination or Change in Control in which the Company will not be the surviving entity; or

(iii) following a Business Combination or Change in control, assignment of duties inconsistent with Employee's position or any reduction in Employee's authority or direct support.

                         (e) Notwithstanding anything else contained in subparagraph (c) above, no compensation shall be payable under subparagraph (c) above if the Employee's employment was or is terminated for Cause (as defined below). As used herein, the term "Cause" shall mean (i) the Employee's conviction of (or entry of a plea of nolo contendere with respect to) a felony or other crime involving moral turpitude or (ii) a willful, substantial and continual failure by the Employee in breach of this Agreement to perform the lawful duties, responsibilities or obligations assigned to the Employee pursuant to the terms hereof and the failure to cure such breach within fifteen (15) days following written notice from the Company containing specific findings by the Board of Directors of the Company detailing such failures.

10. Validity. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11. Amendment and Waiver. This Agreement constitutes the entire agreement between the parties as to employment by the Company of the Employee and may not be changed orally but only by a written document signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other breach by such party at that time or any other time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12. Arbitration. Any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement and any other dispute arising out of this Agreement which cannot be resolved by the parties to such a dispute shall, upon thirty (30) days written notice by either party, be settled upon application of any such party by arbitration in Arlington County, Virginia, in accordance with the rules then prevailing of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The cost of any arbitration proceedings under this paragraph shall be shared equally by the parties to such a dispute. Nothing contained in this paragraph shall limit the Company's rights to obtain injunctive relief to enforce the provisions of paragraphs 8(a) and 8(b) above.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns and shall become effective upon execution by the Company.

15. Notice. All notices and other communications made pursuant to this Agreement shall be made in writing and shall be deemed to have been given if delivered personally or mailed, postage prepaid, to the applicable party hereto at the applicable address first above written, or in either case, to such other address as the Company or Employee shall have specified by written notice to the other party.

16.  Paragraph  Headings.   All  paragraph  headings  are  included  herein  for
convenience and are not intended to affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Prior Agreements Superseded. In the event that the Employee has heretofore entered into an employment agreement with the Company, then this Agreement hereby revokes, replaces and supersedes the prior employment agreement between the Company and the Employee. IN WITNESS WHEREOF, the parties have executed this agreement, the Company acting herein by its duly authorized officer, the day and year first above written.

                         ALLSTATE FINANCIAL CORPORATION

                         By: /s/ David W. Campbell
                             ---------------------
                             David W. Campbell, Chairman of the Board

                             /s/ Charles G. Johnson
                             ----------------------
                   EMPLOYEE:     Charles G. Johnson